Exhibit 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of October 1, 2012 (the “Agreement”) by and among Millennium Biotechnologies, Inc., a Delaware corporation (“Company”), Inergetics, Inc. a Delaware corporation (“Inergetics”) and James Kras (the “Executive”).

WHEREAS, Executive had significant business experience; and

WHEREAS, Company desires to secure the services of the Executive, and the Executive desires to be employed by Company in the capacity of Chief Marketing Officer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Company, Inergetics and the Executive hereby agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1	Employment. During the term of this Agreement, as defined in Section 1.2 hereof (the “Term”), Company shall employ the Executive, and the Executive shall render services to Company as its Chief Marketing Officer and shall report directly to the Chief Executive Officer of Company and Inergetics. The Executive shall have such duties as are consistent with the position of Chief Marketing Officer. Executive shall devote his full time performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

1.2	Term of Employment. Unless earlier terminated as provided in this Agreement, the term of Executive’s employment under this Agreement (the “Term”) shall commence on the date hereof) the “Effective Date”) and continue until September 30, 2017.

2.	Compensation

2.1	Base Salary. Company shall pay to Executive throughout the Term an annual salary (the “Base Salary”) at a rate of $150,000 per annum, payable bi-weekly during the Term, with such increases as may be provided in accordance with the terms hereof. In addition to any other increase of the Base Salary as provided herein, annual Base Salary shall be increased by mutual agreement of the parties in each year of the Term.

2.2	Bonus. In addition to the Base Salary, in the sole discretion of the Board, Executive may be entitled to an annual bonus (the “Bonus”).

2.3	Warrant Grant. Executive shall be issued 2,000,000 cashless warrants to acquire such number of shares of the Company’s common stock, as of October 1, 2012. The warrants in the amount of 1,000,000 immediately on the date of grant. The balance will vest in the amount of 250,000 at the end of each calendar quarter. The warrants will be fully vested on September 30, 2013. The warrants will expire on September 30, 2017.

3.	Benefits

3.1	General Fringe Benefits. Executive shall be entitled to participate in the life, hospitalization, health, accident and disability insurance plans, health programs, pension plans, and other benefit and compensation plans, which are or which may become generally available to senior executives of the Company from time to time.

3.2	Reimbursements. Company shall pay or reimbursement Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties to Company upon presentation by Executive of expense statements or vouchers.

3.3	Vacation. The Executive shall be entitled to fifteen (15) days paid vacation each year during the Term in accordance with the applicable policies of Company.

4.	TERMINATION OF EMPLOYMENT

4.1	Death. Executive’s employment shall terminate upon his death, and in such event, the estate or other legal representative of Executive shall be entitled to receive (a) Executive’s Base Salary for a period equal to the lesser of (i) three months from the date of death or (ii) the balance of the Term; (b) all compensation and any Options or Warrants which have been granted to the Executive and vested as of the date and benefits that are accrued and unpaid as of the date of death.

4.2	Termination by Company. Executive’s employment may be terminated at the option of the Company by notice to Executive (i) as a result of Executive’s disability as provided in Section 4.3 hereof, or (ii) for “cause” as defined and provided in Section 4.4 hereof.

4.3	Disability. As used in this Agreement, the term “disability” shall mean a physical or mental disability or incapacity, whether total or partial, of Executive that, in the good faith determination of Company’s Board of Directors or based upon reasonably competent medical advice, has prevented him from performing substantially all of his duties under this Agreement during a period of 30 days during twelve month period. If Company shall terminate Executive’s employment pursuant to this Section 4.3, Executive shall be entitled to continue to receive his Base Salary for a period of three months from the date of termination (but not exceeding the balance of the Term), as well as (A) all compensation and benefits that are accrued and unpaid as of the date of disability; and (B) any Options or Warrants which have been granted and have vested to the Executive.

4.4	Discharge for Cause. If Executive (a) neglects his duties hereunder in a material manner and such neglect shall not be discontinued within (5) business days after written notice to Executive; (b) is convicted of a felony or other crime involving fraud, moral turpitude or material loss to Company; (c) materially breaches his affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within (5) business days after written notice to Executive thereof; or (d) in bad faith, commits any act or omits to take any action, to the material detriment of Company; then Company may at any time by notice terminate Executive’s employment hereunder for “cause”; and Executive shall have no right to receive any compensation of benefit from Company hereunder on and after the effective date of such notice, except for his Base Salary through the date of termination; Bonus that is accrued and unpaid as of the date of termination; and Options and Warrants which have been granted to the Executive and vested as of the date of Termination.

Termination by Executive for Good Reason. In the event of: (a) sale of all or substantially all the ownership interests or assets of Company, (b) a merger or consolidation of Company with any other corporation or entity in which the shareholders of Company own less than 51% of the stock of the controlling or surviving entity following such merger or consolidation; (c) a material reduction in the nature or scope of Executive’s titles, authorities, powers, duties or responsibilities hereunder; or (d) unless such removal occurs after the termination of Executive’s employment for “cause”, then Executive may at any time by notice terminate Executive's employment hereunder for “good reason”. In the event of such termination or in the event Company shall terminate the Executive’s employment without cause, Company shall pay to Executive (i) his Base Salary through the date of the end of the contract term or end of the extension period should the termination without cause occur during an extension period, (ii) Bonus that is accrued and unpaid as of the date of termination; and (iii) any Options which have been granted to the Executive as of the date of Termination.

4.5 Termination Benefits. Upon the expiration of the Term or the termination of Executive's employment for any reason hereunder, the rights and benefits of Executive under Company's employee benefit plans and programs shall be determined in accordance with the provisions of such plans and programs.

5.            PROHIBITED ACTIVITIES

5.1.         Non-competition. During the Non-Compete Period, Executive shall not directly or indirectly compete with, be engaged in the business of, be employed by, act as a consultant to, or be a director, officer, employee, owner or partner of, any person or entity which is engaged in the primary business of Company at such time and in the territories served by Company in such business during the period of employment.

5.2.         Solicitation of Employees. During the Non-Compete Period, Executive shall not directly or indirectly employ, or solicit to leave Company's employ, or solicit to join the employ of another person or entity (including any such person or entity owned or controlled, directly or indirectly, by Executive) any employee of Company or any person who has been such an employee during the twelve months preceding Executive's date of termination.

5.3.         Confidential Information. During and at all times subsequent to the Term, Executive shall keep secret and shall not exploit or disclose or make accessible to any person or entity, except in furtherance of the business of Company, and except as may be required by law or legal process, any confidential business information of any type that was acquired or developed by either Company or any of its subsidiaries or affiliates, or Executive, prior to or during the Term. In addition, the term “confidential business information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Executive; or (b) was available to Executive prior to any employment by Company as a result of his general business experience.

5.4.         Divisibility. The provisions contained in this Section 5 as to the time period and scope of activities restricted shall be deemed divisible, so that if any provision contained in this Section is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

5.5.         Relief. Executive acknowledges that the provisions of this Section are reasonable and necessary for the protection of Company and that Company will be irreparably damaged if such covenants are not specifically enforced. Accordingly, it is agreed that Company will be entitled to injunctive relief for the purpose of restraining Executive from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which Company may be entitled.

6.	WORK FOR HIRE

6.1. General. Any and all formulations, devices, materials, technology or other inventions (collectively “Inventions”) made, developed or created by the Executive (whether at the request or suggestion of Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term, will be promptly and fully disclosed by the Executive to Company and shall be Company’s exclusive property. The Executive will promptly deliver to Company all papers, drawings, models, data and other material relating to any Invention made, developed or created by him as aforesaid. The Executive acknowledges that any Inventions developed, made, or created by the Executive during the Term shall be deemed “Works for Hire” and that Company shall have the exclusive right to copyright, patent or otherwise protect such Inventions. Executive agrees to assign to Company its successors, legal representatives and assigns all rights, including patent rights, in and to any such Inventions and further agrees to cooperate with Company if Company pursues patent protection for such Inventions. Specifically, and without limitation, Executive agrees to communicate to Company any facts known to the Executive respecting said Invention, to sign all lawful papers, to execute all divisional, continuing and reissue applications, to make all declarations and to generally do everything possible to assist Company to obtain and to enforce patent rights for said Invention in the United States and abroad.

7.             MISCELLANEOUS

7.1.          Survival. The covenants and agreements set forth in this Agreement shall survive Executive’s termination of employment.

7.2.          Headings. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

7.3.          Assignment. This Agreement shall not be assignable by Executive without the prior written consent of Company, and shall inure to the benefit of and be binding upon Executive and his legal representatives.

7.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey applicable to agreements made and to be performed in that State, without reference to its principles of conflicts of law.

7.5.          Arbitration; Consent to Jurisdiction. Any controversy or claim arising out of or relating to this Agreement including, without limitation, the interpretation or the breach thereof, shall be settled by arbitration in the City, County and State of New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, and judgment upon the award rendered by a panel of three (3) Arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this agreement to arbitrate shall not bar either party from seeking temporary or provisional remedies in any Court having jurisdiction thereof. Company and Executive hereby consent and submit to the personal jurisdiction of the United States District Court for the District of New Jersey and any New Jersey State court of competent jurisdiction located in Bergen County, New Jersey in any suit, action or proceeding (other than as provided in the first sentence of this Section) arising out of or relating to this Agreement.

7.6.          Notices. All notices, requests, demands and other communications (collectively, “Notices”) that are required or may be given under this Agreement, shall be in writing, signed by the party or the attorney for that party. All Notices shall, except as otherwise specifically provided herein to the contrary, be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. and 6:00 p.m. E.S.T., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

If to Company or Subsidiary at:

Inergetics, Inc.

205 Robin Road

Paramus, NJ 07652

Telephone: 908-604-2500

Facsimile: 201-262-1313

If to Executive at:

James Kras

_______

_______

Telephone: ________________

Fax: ______________________

7.7.          Enforceability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

7.8.          Waiver. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

7.9.          Complete Agreement. This Agreement supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated orally.

7.10. Indemnification. In the absence of Company’s ability to provide Directors and Officers Insurance, Company will hereby indemnify and hold-harmless the Executive from any claims or litigation which would normally protect the Executive under the umbrella of a standard Directors and Officers Insurance policy

7.11.        Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Inergetics, Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.12.        Withholding. Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

8.             SECTION 409A.

8.1.          General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

8.2.          Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) No amount shall be payable pursuant to Section 4.5 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and

(b) If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 4.5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c) The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Company in accordance with the terms of Section 409A of the Code and applicable guidance there under (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations (and any successor provision thereto); and

(d) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 4.5 shall be treated as a right to receive a series of separate and distinct payments.

[Signature page follows]

IN WITNESS WHEREOF, Company and Inergetics have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

INERGETICS, INC.

MILLENNIUM BIOTECHNOLOGIES, INC.

By:	s/
Michael C. James, CEO

EXECUTIVE:

s/
James Kras